Exhibit 23.4



            Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Franklin Street Properties Corp. of our report dated March 5, 2003, except for Note 11 as to which the date is March 15, 2004 relating to the financial statements of Franklin Street Properties Corp. as of and for the two years ended December 31, 2002, which appears in Franklin Street Properties Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 24, 2004